Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IGC Pharma, Inc.

We hereby consent to the incorporation by reference to the Registration Statement Nos. 333-291564, 333-274853, 333-261861, No. 333-226960, and 333-236615 on Form S-8 pertaining to the IGC Pharma, Inc. 2018 Omnibus Incentive Plan and Special Grants, and (ii) Registration Statement Nos. 333-274802, 333-276330, 333-278775, 333-288785, and 333-291567 on Form S-3, of our report dated XX, 2026, with respect to the consolidated financial statements of IGC Pharma Inc. included in this Transition Report (Form 10-KT) for the transition period ended December 31, 2025.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chennai, India

March 17, 2026